Exhibit 99.2

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

RICK GENOVESE PROMOTED TO COO

GREENWOOD VILLAGE, Colo., Feb. 23, 2012— Dave Peterschmidt, President and Chief Executive Officer of CIBER, Inc. (NYSE: CBR), today announced that Rick Genovese, formerly EVP of CIBER’s North America operations, has been appointed Chief Operating Officer with responsibility for all of CIBER’s operating divisions.

“Rick will have direct responsibility for unifying our processes and improving our operations globally.  He has been very successful at strengthening the operational structure, discipline and performance within our North America division since joining CIBER last fall. I am now tasking him to replicate this success across all of CIBER.  I have tremendous confidence in Rick’s ability and look forward to working closely with him as we continue to evolve the business.  Rick has an exemplary track record and is a tremendous leader and team player,” said Peterschmidt.

In accepting the position Genovese said, “I am thrilled to have this opportunity.  Dave and I share an unwavering commitment to strengthen and position CIBER to win in the marketplace.”

Mr. Genovese joined CIBER in September 2011 to lead North American operations, overseeing all business processes including strategy, sales, solutions, client relationships, delivery and financial performance. He has 30 years of experience with top IT consulting and services businesses including IBM Global Services, Price Waterhouse Coopers (PWC) and Electronic Data Systems (EDS).  Mr. Genovese has extensive global experience and was a member of both IBM’s Global Business Services Leadership and PWC’s Global Partnership Council for Consulting Services.  At IBM, Mr. Genovese served as General Manager of Application Services for the Americas, the largest offering group within IBM’s Global Business Services.  Prior to that, he was General Manager of the IBM Business Process Outsourcing practice for the Americas and also Managing Partner of the Communications Consulting Sector for IBM Global Business Services.  He joined IBM through its acquisition of PWC in 2002.  Mr. Genovese was admitted as a partner at PWC in 1990, and was Managing Partner of Business Process Outsourcing for the Americas at the time of the acquisition.  He also served as Managing Partner for the Global Energy Consulting Practice for PWC. He began his career at EDS, where he was a principal.  Mr. Genovese graduated from Loyola University.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,500 employees and subcontractors and operates in 18 countries, serving clients in North America, Europe and Asia/Pacific.  Annual revenue in 2011 was $1.1 billion. CIBER trades on the New York Stock Exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.